Exhibit 4.2

AMENDMENT TO WARRANT AGREEMENT

Reference is made to that certain Warrant Agreement effective as of October 26, 2016 by and between GTY Technology Holdings Inc. (“GTY”) and Continental Stock Transfer & Trust Company (“Continental”), as amended by the Assignment and Assumption Agreement entered into as of February 19, 2019 by an among GTY Technology Holdings Inc., a Cayman Islands exempted company, GTY and Continental (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have those meanings ascribed to them in the Agreement.

WHEREAS, GTY has engaged Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) to provide certain transfer agent and registrar services under the Corporate Issuer Services Agreement dated as of April 14, 2021 between Broadridge and GTY;

WHEREAS, immediately before entering into this Amendment to Warrant Agreement (this “Amendment”), GTY, Broadridge and Continental entered into an Assignment and Acknowledgement (the “Assignment and Acknowledgment”) pursuant to which Continental assigned all of its rights, duties and obligations accruing on or after the effective date of the Assignment and Acknowledgement to Broadridge and acknowledged that it no longer is the Warrant Agent under the Agreement; and

WHEREAS, GTY desires to formally designate Broadridge as Warrant Agent under the Agreement and the parties desire to amend the Agreement on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by each of the undersigned, Broadridge and GTY agree as follows:

1.	GTY hereby appoints Broadridge as the Warrant Agent to act as agent for GTY for the Warrants, and Broadridge hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in the Agreement. Broadridge is not assuming: (i) any liabilities of Continental, or (ii) any claims that GTY or any other party may have against Continental arising in connection with the Agreement.

2.	In the fifth sentence of Section 3.3.5, “Continental Stock Transfer & Trust Company (in such capacity, the “Transfer Agent”)” is hereby deleted and replaced in its entirety with the following:

Broadridge Corporate Issuer Solutions, Inc. (in such capacity, the “Transfer Agent”)

3.	The fourth sentence of Section 8.2.1 of the Agreement is hereby deleted and replaced in its entirety with the following:

Warrant Agent represents and warrants that it is and any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation in good standing and having an office in the Borough of Manhattan, City and State of New York, and authorized under applicable laws to exercise the powers necessary to perform its obligations hereunder and subject to supervision or examination by federal or state authority.

4.	The following new Section 8.2.4 of the Agreement is hereby added immediately after Section 8.2.3:

8.2.4 Termination. Either party may terminate this Agreement upon at least sixty (60) days’ prior written notice to the other party. Warrant Agent’s and Company’s continuing obligations under this Agreement shall survive the termination of this Agreement.

5.	Section 9.2 of the Agreement is hereby amended to replace the address of the Warrant Agent for notices with the following:

Broadridge Corporate Issuer Solutions, Inc.

51 Mercedes Way

Edgewood, New York 11717

Attn: Corporate Actions Department

with a copy (which shall not constitute notice) to:

Broadridge Financial Solutions, Inc.,

2 Gateway Center, Newark, New Jersey 07102

Email: legalnotices@broadridge.com Counsel.

Attn: General Counsel

6.	Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

7.	This Amendment shall be governed by and construed in accordance with the laws of the State of New York, United States of America, applicable to contracts made and to be performed entirely within such State, without regard to conflict-of-law principles.

8.	This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed by the duly authorized representative of the parties hereto and shall be effective immediately following the time at which the Assignment and Acknowledgement is effective.

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.		GTY TECHNOLOGY HOLDINGS INC.

By:	/s/ John P. Dunn	By:	/s/ Jon C. Bourne
Name:	John P. Dunn	Name:	Jon C. Bourne
Title:	SVP	Title:	Executive Vice President, General Counsel and Secretary
Date:	September 20, 2021	Date:	September 20, 2021

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